                    INFORMATION REQUIRED IN PROXY STATEMENT

                            ------------------------

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                      IMMUNEX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11 Calculation of Filing Fee:
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     1) Amount previously paid:
        ------------------------------------------------------------------------
     2) Form, schedule or registration statement no.:
        ------------------------------------------------------------------------
     3) Filing party:
        ------------------------------------------------------------------------
     4) Date filed:
        ------------------------------------------------------------------------

                              IMMUNEX CORPORATION

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD THURSDAY, APRIL 25, 1996

                            ------------------------

To the Shareholders of Immunex Corporation:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of IMMUNEX CORPORATION, a Washington corporation (the "Company"), will be held at the Immunex Manufacturing and Development Center, 21511 23rd Drive Southeast, Bothell, Washington, on Thursday, April 25, 1996 at 9:00 a.m. or at any adjournment or postponement thereof (the "Annual Meeting") for the following purposes:

    1. To elect nine directors to serve until the Annual Meeting of Shareholders next ensuing after their election and until their respective successors are elected and shall qualify; and

    2. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Company's Board of Directors has fixed the close of business on March 13, 1996 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

    To ensure representation at the Annual Meeting, shareholders are urged to mark, sign, date and return the enclosed Proxy as promptly as possible, even if they plan to attend the Annual Meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for this purpose. Any shareholder attending the Annual Meeting may vote in person even if such shareholder has returned a Proxy if the Proxy is revoked in the manner set forth in the accompanying Proxy Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Scott G. Hallquist
                                          SECRETARY

Seattle, Washington
March 26, 1996

  PLEASE NOTE THAT ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO SHAREHOLDERS OF THE COMPANY AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) AND GUESTS OF THE COMPANY. TO OBTAIN AN ADMITTANCE TICKET AND DIRECTIONS TO THE MANUFACTURING AND DEVELOPMENT CENTER, PLEASE MARK THE APPROPRIATE BOX ON THE ENCLOSED PROXY AND AN ADMITTANCE TICKET AND A MAP WILL BE SENT TO YOU. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, YOU MAY OBTAIN AN ADMITTANCE TICKET AND A MAP BY RETURNING THE REQUEST CARD PROVIDED TO YOU BY YOUR BANK OR BROKER.

                              IMMUNEX CORPORATION
                               ------------------

                                PROXY STATEMENT

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed Proxy is solicited by the Board of Directors of Immunex Corporation ("Immunex" or the "Company") for use at the Annual Meeting of Shareholders to be held on Thursday, April 25, 1996 at 9:00 a.m. or at any adjournment or postponement thereof (the "Annual Meeting") for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Immunex Manufacturing and Development Center, 21511 23rd Drive Southeast, Bothell, Washington. The principal executive offices of the Company are located at 51 University Street, Seattle, Washington 98101.

    The Company intends to first give or mail to shareholders definitive copies of this Proxy Statement and accompanying Proxy on or about March 26, 1996.

RECORD DATE AND OUTSTANDING SHARES

    Only holders of record at the close of business on March 13, 1996 of shares of common stock of the Company (the "Common Stock") will be entitled to notice of, and to vote at, the Annual Meeting. At that date, there were issued and outstanding 39,601,899 shares of Common Stock.

REVOCABILITY OF PROXIES

    Any shareholder giving a Proxy has the power to revoke it at any time before it is exercised. A Proxy may be revoked either by (i) filing with the Secretary of the Company prior to the Annual Meeting, at the Company's executive offices, either a written revocation or a duly executed Proxy bearing a later date or
(ii) attending the Annual Meeting and voting in person, regardless of whether a Proxy has previously been given. Presence at the Annual Meeting will not revoke the shareholder's Proxy unless such shareholder votes in person.

QUORUM

    A quorum for the Annual Meeting shall consist of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy.

SOLICITATION OF PROXIES

    The Company has retained MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York, to aid in the solicitation of Proxies. It is estimated that the cost of these services will be approximately $5,000, plus expenses. The cost of soliciting Proxies will be borne by the Company. Proxies will be solicited by personal interview, mail and telephone. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telefax.

VOTING

    Each shareholder will be entitled to one vote for each share of Common Stock held. Directors will be elected by a plurality of the shares of Common Stock present by proxy or in person at the Annual Meeting. Holders of Common Stock are not entitled to cumulate votes in the election of directors. Abstention from voting and broker nonvotes on the election of directors will have no impact on the outcome of this proposal.

    The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than as stated in the accompanying Notice of Annual Meeting of Shareholders. The enclosed Proxy gives discretionary authority to the persons named therein to vote the shares in their best judgment if any other matters are properly brought before the Annual Meeting.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

    The following table sets forth as of December 31, 1995 certain information regarding all shareholders known by the Company to be the beneficial owners of more than 5% of the outstanding voting securities of the Company, based on publicly available information. To the Company's knowledge, the beneficial owners listed below have sole voting and investment power with respect to the shares shown as beneficially owned.

                                                                                        AMOUNT AND
                                                                                        NATURE OF
NAME AND ADDRESS OF                                                                     BENEFICIAL      PERCENT OF
BENEFICIAL OWNER                                                  TITLE OF CLASS        OWNERSHIP          CLASS
--------------------------------------------------------------  ------------------  ------------------  -----------
American Cyanamid Company (1).................................        Common Stock        21,513,752         54.3%
One Cyanamid Plaza
Wayne, New Jersey 07470
Wellington Management Company.................................        Common Stock         2,930,660          7.4%
75 State Street
Boston, Massachusetts 02109

------------------------
(1) American Cyanamid Company ("Cyanamid") is a wholly owned subsidiary of American Home Products Corporation ("American Home Products" or "AHP").

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth as of March 13, 1996, the number of outstanding voting securities of the Company beneficially owned by (i) each director and each nominee, (ii) each of the executive officers for whom compensation is reported in this Proxy Statement and (iii) all current directors and executive officers as a group:

                                                                AMOUNT AND
                                                           NATURE OF BENEFICIAL   PERCENT OF
NAME OF BENEFICIAL OWNER                  TITLE OF CLASS        OWNERSHIP           CLASS
----------------------------------------  --------------   --------------------   ----------
Steven Gillis...........................    Common Stock        460,262(1)          1.2%
Scott G. Hallquist......................    Common Stock         49,928(2)          *
Michael L. Kranda.......................    Common Stock         47,837(2)          *
Edward V. Fritzky.......................    Common Stock         42,700(3)          *
Douglas G. Southern.....................    Common Stock         22,034(4)          *
Douglas E. Williams.....................    Common Stock          8,463(5)          *
Kirby L. Cramer.........................    Common Stock          5,000(6)          *
Edith W. Martin.........................    Common Stock          5,000(6)          *
John E. Lyons...........................    Common Stock          4,000(6)          *
Richard L. Jackson......................    Common Stock          1,000             *
Joseph J. Carr..........................    Common Stock            --              --
Robert A. Essner........................    Common Stock            --              --
All current directors and executive
 officers as a group (16 persons).......    Common Stock        646,224            1.6

------------------------
*   Less than 1% of the outstanding shares of Common Stock.

(1) Excludes 39,000 shares of Common Stock held by three trusts established by Dr. Gillis for the benefit of his family. Dr. Gillis is not the trustee of such trusts and disclaims beneficial ownership of such shares.

(2) Includes 28,166 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(3) Includes 40,500 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(4) Includes 17,500 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(5) Includes 7,400 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(6) Includes 4,000 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

                             ELECTION OF DIRECTORS

    A Board of Directors consisting of nine directors will be elected at the Annual Meeting to hold office for a term of one year or until their successors are elected and shall qualify.

    Pursuant to the Amended and Restated Governance Agreement dated as of December 15, 1992 (the "Governance Agreement"), AHP is entitled to designate three Investor Directors (as defined below) and one Independent Director (as defined below) for election to the Board of Directors. AHP has not yet designated a candidate to serve as an Independent Director. However, AHP is expected to designate a director nominee for election by the Board of Directors, and may do so at any time. See "Relationship With American Home Products Corporation and American Cyanamid Company -- Governance Agreement -- Designation of Candidates for Board of Directors." Proxies may not be voted for a greater number of persons than the number of nominees named.

    The Board of Directors has approved the nominees named below, who were designated in accordance with the Governance Agreement. Unless otherwise instructed, it is the intention of the persons named in the accompanying Proxy to vote shares represented by properly executed Proxies for such nominees. Although the Board of Directors anticipates that all the nominees will be available to serve as directors of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the Proxies will be voted for the election of such substitute nominees as may be designated in accordance with the Governance Agreement.

    The following table sets forth the name and age of each nominee for election as a director, the positions and offices held by the nominee with the Company and the period during which the nominee has served as a director of the Company:

                                                                                                  DIRECTOR
          NAME                AGE               POSITIONS AND OFFICES WITH THE COMPANY              SINCE
------------------------      ---      --------------------------------------------------------  -----------
Edward V. Fritzky             45       Chief Executive Officer; Chairman of the Board               1994
Michael L. Kranda             42       President; Chief Operating Officer; Director                 1991
Joseph J. Carr                53       Director                                                     1995
Kirby L. Cramer               59       Director                                                     1987
Robert A. Essner              48       Director                                                     1995
Richard L. Jackson            56       Director                                                     1995
John E. Lyons                 70       Director                                                     1993
Edith W. Martin               50       Director                                                     1993
Douglas E. Williams           37       Nominee                                                       --

    Mr. Fritzky was named the Company's Chief Executive Officer and Chairman of the Board in January 1994. Mr. Fritzky served as President of Lederle Laboratories ("Lederle"), a division of Cyanamid, from 1992 to 1994 and as Vice President of Lederle from 1989 to 1992. Prior to joining

Lederle, Mr. Fritzky was an executive of Searle Pharmaceuticals, Inc. ("Searle"), a subsidiary of Monsanto Company. During his tenure at Searle, Mr. Fritzky was Vice President, Marketing, and later President and General Manager of Searle Canada, Inc. and Lorex Pharmaceuticals, a joint venture company.

    Mr. Kranda has been a director of the Company since 1991. He has been employed by the Company since July 1985, initially as Director, Corporate Development. From January 1986 to July 1988, he served as General Manager of Immunology Ventures, the Company's partnership with Eastman Kodak Company. In July 1988, Mr. Kranda was elected Executive Vice President and Chief Operating Officer of the Company. In October 1990, he was elected President, retaining the office of Chief Operating Officer. Mr. Kranda previously served as President of Immunex Manufacturing Corporation, the Company's wholly owned manufacturing subsidiary. Mr. Kranda also serves as a director of the Woodland Park Zoological Society and the Washington Research Foundation, both private nonprofit entities.

    Mr. Carr was elected as a director of the Company in January 1995. He joined American Home Products, a leading manufacturer of pharmaceutical, healthcare, animal health, agricultural and food products, in 1982, and served in various executive capacities prior to being named Vice President in 1989. In April 1991, Mr. Carr was appointed Group Vice President of AHP, and in May 1993, was appointed Senior Vice President.

    Mr. Cramer has been a director of the Company since 1987. Mr. Cramer is Chairman Emeritus of Hazleton Laboratories Corporation. He is a Trustee Emeritus and former President of the University of Virginia's Colgate Darden Graduate School of Business Administration. Mr. Cramer is currently Chairman of the Advisory Board of the School of Business Administration of the University of Washington. He also serves on the board of directors of Advanced Technology Laboratories, Inc., Applied Bioscience International, Commerce Bancorporation, International Technology Corp., Landec Corporation, Unilab, Inc., The Commerce Bank of Washington, Northwestern Trust Company and other privately held companies. Mr. Cramer is the Chair of the Compensation Committee and the Stock Option Plan Administration Committee.

    Mr. Essner was elected as a director of the Company in January 1995. He joined American Home Products in 1989 as Senior Vice President, Sales and Marketing, of its Wyeth-Ayerst Laboratories division ("Wyeth-Ayerst"). In 1991, he was appointed Executive Vice President, and in March 1993, he was appointed President, of Wyeth-Ayerst. Prior to joining AHP, Mr. Essner was employed by Sandoz Pharmaceuticals Corporation for 13 years, most recently as Chief Operating Officer.

    Dr. Jackson was elected as a director of the Company in July 1995. He joined American Home Products in 1993 as Vice President, Discovery Research of its Wyeth-Ayerst division. Prior to joining AHP, Dr. Jackson was employed by the Marion Merrell Dow Research Institute for eight years, most recently as Vice President, Research Sciences.

    Mr. Lyons has been a director of the Company since 1993. Mr. Lyons retired as Vice Chairman of the Board of Merck & Company ("Merck") in 1991. He joined Merck in 1950 as a Research Chemist and held a number of senior marketing and sales positions in the Merck, Sharp & Dohme division of Merck, serving as its President from 1975 to 1985. He was appointed Corporate Senior Vice President of Merck in 1982, Executive Vice President in 1985, and Vice Chairman of the Board in 1988. Mr. Lyons also serves on the board of directors of Synaptic Pharmaceutical Company and Matrix Pharmaceutical Company.

    Dr. Martin has been a director of the Company since 1993. Dr. Martin is the Information Services and Chief Technology Officer of Eastman Kodak Company, a position she has held since February 1996. Between September 1994 and February 1996, Dr. Martin was the Executive Vice President and Chief Technology Officer of the Student Loan Marketing Association ("Sallie Mae"). Prior to joining Sallie Mae, Dr. Martin had been Vice President and Chief Information Officer of the International Telecommunications Satellite Organization ("INTELSAT") since 1992. Prior to joining INTELSAT,

Dr.  Martin was Vice President, High  Technology Center, The Boeing Company. Dr.
Martin  also  serves  on  the  board   of  directors  of  Medtronic,  Inc.   and
International Resources, Inc. Dr. Martin is the Chair of the Audit Committee.

    Dr. Williams joined the Company in 1988. He served as Vice President of Research and Development from 1992 until September 1994, when he was appointed to his current position of Senior Vice President, Discovery Research. Dr. Williams was elected an executive officer of the Company in February 1995. He received a Ph.D. in physiology from the State University of New York at Buffalo, Roswell Park Memorial Institute Division.

INFORMATION ON COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

    During the last fiscal year there were eight meetings of the Company's Board of Directors. All incumbent directors attended at least 75% of the Board meetings held and at least 75% of the Committee meetings held of which they were a member.

    In accordance with the Governance Agreement, the Board of Directors maintains an Audit Committee, a Compensation Committee, a Nominating Committee and a Stock Option Plan Administration Committee.

    The Audit Committee, currently composed of Messrs. Cramer and Lyons and Dr. Martin, is responsible, among other things, for recommending the selection of certified public accountants to the Board of Directors, reviewing the scope and results of the audits, approving nonaudit services performed by the certified public accountants and reviewing the Company's accounting policies and procedures and system of internal controls. During the past year, there were three Audit Committee meetings.

    The Compensation Committee, currently composed of Messrs. Carr, Cramer and Lyons and Dr. Martin, is responsible, among other things, for recommending to the Board of Directors the adoption and amendment of all employee benefit plans and arrangements and the engagement of, terms of any employment agreements and arrangements with, and terminations of, all corporate officers of the Company. During the past year, there were two Compensation Committee meetings.

    The Nominating Committee, currently composed of Messrs. Carr and Kranda, is responsible for the nomination of directors and the solicitation of shareholder proxies. Under the Governance Agreement, designation of directors for nomination is to be made exclusively by Immunex and AHP. During the past year, there was one Nominating Committee meeting.

    The Stock Option Plan Administration Committee, currently composed of Messrs. Carr, Cramer, Essner and Lyons and Drs. Jackson and Martin, is responsible, among other things, for recommending to the Board of Directors the adoption and amendment of all stock option plans of the Company and for administering such plans. During the past year, there were three Stock Option Plan Administration Committee meetings.

COMPENSATION OF DIRECTORS

    Each Independent Director is entitled to receive $6,000 per quarter and $1,000 per quarter for serving as the Chair of a Committee. In addition, each Independent Director is entitled to receive $1,000 for each Board of Directors and each Committee meeting attended in person and $500 for each such meeting attended telephonically. In November 1995, the Board of Directors formed a Special Committee, composed of the Independent Directors and the Management Directors (as defined below) to consider AHP's offer to purchase all outstanding shares of Common Stock not already held by AHP. In the course of the Special Committee's deliberations, nine Special Committee meetings were held, and the Independent Directors participated in numerous other telephone conferences and reviewed extensive business and legal information. In connection with their service on the Special Committee, Dr. Martin and Mr. Lyons each received aggregate compensation of $45,000 and Mr. Cramer received

$46,500. See "Relationship with American Home Products Corporation and American Cyanamid Company -- Background." Management Directors and Investor Directors receive no additional compensation for attending Board or Committee meetings.

    Under the Company's Stock Option Plan for Nonemployee Directors, each Independent Director receives a one-time grant of an option to purchase 10,000 shares of Common Stock on the day such director is initially elected or appointed to the Board of Directors. Such options vest at a rate of 20% per year over a five-year period.

            RELATIONSHIP WITH AMERICAN HOME PRODUCTS CORPORATION AND
                           AMERICAN CYANAMID COMPANY

BACKGROUND

    On  June  1, 1993,  the  Company's predecessor  ("Predecessor  Immunex") was merged (the "Merger") into Lederle Oncology Corporation, a previously nondistinct operating unit of Cyanamid, pursuant to an Amended and Restated Agreement and Plan of Merger dated as of December 15, 1992 among Predecessor Immunex, Cyanamid and certain other parties thereto (the "Merger Agreement"). Each share of Common Stock of Predecessor Immunex outstanding immediately prior to the effective time of the Merger (the "Effective Time") was converted pursuant to the Merger into the right to receive $21 in cash and one share of Common Stock of the newly formed entity, the Company. Cyanamid contributed $350 million in cash and certain assets and contractual obligations of its oncology business in the United States and Canada (the "Lederle Oncology Business") to Lederle Oncology Corporation just prior to the Effective Time. Cyanamid received 53.5% of the Company's Common Stock outstanding immediately following the Effective Time, on a fully diluted basis.

    Simultaneously with entering into the Merger Agreement, Predecessor Immunex and Cyanamid entered into the Governance Agreement, which sets forth, among other things, certain agreements of the parties relating to (i) the corporate governance of the Company, including the composition of its Board of Directors,
(ii) rights of Cyanamid to purchase additional shares of the Company's Common Stock from the Company upon the occurrence of certain events, (iii) future acquisitions and dispositions of the Company's securities by Cyanamid, (iv) rights of members of the Company's Board of Directors designated by Cyanamid to approve certain corporate actions, (v) the requirement that a supermajority of the members of the Company's Board of Directors approve certain corporate actions, and (vi) payments to be made by Cyanamid to the Company in the event that the products of the Lederle Oncology Business and certain other new products of Immunex do not achieve specified revenue targets. In addition, pursuant to the Merger Agreement, Immunex, Cyanamid and certain of their respective subsidiaries entered into certain agreements at the closing of the Merger relating to cooperation in research and development, supply and manufacture of certain products, and other matters.

    In November 1994, all the outstanding shares of common stock of Cyanamid were acquired by AHP. Cyanamid is currently a wholly owned subsidiary of AHP. Pursuant to an agreement dated September 20, 1994 between the Company and AHP, AHP agreed not to take any action to cause Cyanamid or its subsidiaries to violate any of their obligations to the Company. AHP also agreed that if it causes the separate existence of Cyanamid or any of Cyanamid's subsidiaries having obligations to the Company to cease, or causes such entity to transfer all or substantially all of its assets, AHP will make appropriate provision so that any successor to such entity or transferee of such assets that is an affiliate of AHP will be bound by and required to perform its obligations to the Company. In addition, AHP agreed it will not take any action to cause Cyanamid or its subsidiaries to violate their obligations to Immunex. AHP also agreed, among other things, to be bound by the Standstill Provisions of the Governance Agreement to the extent such provisions apply to Cyanamid. See "-- Governance Agreement -- Standstill Provisions." All references to AHP in this Proxy Statement include AHP and its subsidiaries, divisions or affiliates that have assumed the obligations of Cyanamid.

    On November 1, 1995, AHP presented Immunex with an offer to acquire the remaining shares of Immunex stock not held by AHP for $14.50 per share. The Company's Board of Directors formed a Special Committee to consider the offer, comprising all directors other than the Investor Directors. The Special Committee retained Alex. Brown & Sons Incorporated as its financial advisor. After considering the offer and the recommendations of its financial and legal advisors, the Special Committee informed AHP on November 13, 1995 that it had decided to reject AHP's offer as being inadequate.

GOVERNANCE AGREEMENT

    DESIGNATION OF CANDIDATES FOR BOARD OF DIRECTORS

    The  Company's  Board  of Directors  following  the 1996  Annual  Meeting of
Shareholders will consist of nine directors. Pursuant to the Governance Agreement, three directors are designated for election by the Company (the "Management Directors"), three are designated for election by AHP (the "Investor Directors"), three independent directors are designated for election by agreement of the Company and AHP, and AHP has the right to designate a fourth independent director for election (the "Independent Directors").

    At all times during the term of the Governance Agreement, the number of directors that AHP and the management of Immunex have the right to designate will be determined by the percentage interest of Immunex beneficially owned by AHP. If AHP's interest is: (i) below 20%, AHP will have no right to designate any directors, and the management of Immunex will have the right to designate six Management Directors; (ii) 20% or above but less than 35%, AHP will have the right to designate one Investor Director, and the management of Immunex will have the right to designate five Management Directors; (iii) 35% or above but less than 45%, AHP will have the right to designate two Investor Directors, and the management of Immunex will have the right to designate four Management Directors; (iv) 45% or above but less than 65%, AHP will have the right to designate three Investor Directors, and the management of Immunex will have the right to designate three Management Directors; and (v) 65% or above, AHP will have the right to designate four Investor Directors, by adding an additional Investor Director to the Board of Directors, and the management of Immunex will have the right to designate three Management Directors.

    In the event that AHP's interest is such that there are more Investor Directors or Management Directors on the Board of Directors than AHP or the management of Immunex, as the case may be, has the right to designate, AHP or the management of Immunex, as the case may be, will promptly cause to resign, and take all other action reasonably necessary to cause the prompt removal of, that number of Investor Directors or Management Directors, as the case may be, as required to make the remaining number of Investor Directors or Management Directors conform with the formula described in the preceding paragraph.

    With certain exceptions, AHP and the Management Directors will have the right to designate replacements for directors designated pursuant to the Governance Agreement by AHP or the Management Directors, respectively, at the termination of such director's term or upon death, resignation, retirement, disqualification, removal from office or other cause. The Board of Directors will elect each person so designated upon nomination by the Nominating Committee, which consists of an equal number of directors designated by each of Immunex and AHP. No individual who is an officer, director, partner or principal shareholder of any competitor of Immunex or any of its subsidiaries (other than AHP and its affiliates) may be designated to serve as a director of Immunex.

    In any election of directors or any meeting of the shareholders of Immunex called expressly for the removal of directors, AHP and its affiliates will vote their shares of Common Stock for all nominees in proportion to the votes cast by the other shareholders of Immunex, except that AHP and its affiliates may cast any or all of their votes, in their sole discretion, (i) in favor of any nominee designated by AHP pursuant to the Governance Agreement and (ii) in connection with any election contest to which Rule 14a-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") applies. With certain limited exceptions, in all other matters submitted to a vote of shareholders of Immunex, AHP may vote any or all of its shares in its sole discretion.

    CERTAIN APPROVAL RIGHTS

    So long as AHP has the right to designate at least two Investor Directors to the Board of Directors, the approval of at least one of the Investor Directors will be required for the Board of Directors to approve and authorize certain corporate actions. Such actions include, without limitation, the following: (i) the entry by Immunex or any of its subsidiaries into any merger or consolidation or the acquisition by Immunex or any of its subsidiaries of any business or assets that would constitute more than 10% of the fair market value of the total assets of Immunex and its subsidiaries; (ii) the sale, lease, pledge, grant of a security interest in, license, transfer or other disposal by Immunex or any of its subsidiaries of more than 10% of the fair market value of the total assets of Immunex and its subsidiaries; (iii) with certain exceptions, the issuance of any debt or equity securities or other capital stock of Immunex or any of its subsidiaries; (iv) a reclassification, split, redemption or other acquisition of any of the debt or equity securities of Immunex or any of its subsidiaries (subject to certain exceptions); (v) any amendment to the Articles of
Incorporation or Bylaws of Immunex or any change in the size or composition of the Board of Directors or committee thereof, except in accordance with the Governance Agreement; (vi) the establishment of any committee of the Board of Directors not specifically described in the Governance Agreement; (vii) any change in accounting policies or procedures of Immunex or any of its subsidiaries; (viii) the payment or discharge of any claim, liability or obligation other than in the ordinary course of business, except where such claim, liability or obligation does not exceed $350,000; (ix) the commencement or termination of any suit, litigation or proceeding with respect to patent rights, and any other suit, litigation or proceeding that involves a claim, liability or obligation in excess of $350,000 or that is material to Immunex's business or assets; (x) any (a) incurrence of indebtedness for borrowed money other than as provided for in Immunex's annual operating plans (the "Annual Operating Plans") provided to AHP or its affiliates from time to time or (b) capital expenditure by Immunex or any of its subsidiaries that is greater than both (1) $350,000 and (2) the amount provided for such expenditure in the Annual Operating Plans; (xi) the institution by Immunex or any of its subsidiaries of any shareholder rights plan or similar plan or device; (xii) the acquisition by Immunex or any of its subsidiaries of technology or products under any license or similar arrangement if the payments under all such licenses that are not contingent upon sales of licensed technology or products would exceed $500,000 during any year; or (xiii) the dissolution of Immunex or any of its subsidiaries, the adoption of a plan of liquidation for Immunex or any of its subsidiaries or any action by Immunex or any of its subsidiaries to commence any bankruptcy or similar proceeding.

    The approval of seven directors (or, if the Board of Directors consists of more than nine persons, that number of directors representing 70% of the total number of directors, rounded up to the nearest whole number), including, in the case of clause (iv) below, two Independent Directors, will be required for the Board of Directors to approve any of the following: (i) the employment of the chief executive officer, chief operating officer, chief financial officer or chief scientific officer of Immunex (each, a "Senior Officer"); (ii) Annual Operating Plans for Immunex and its subsidiaries, which shall include all material capital expenditures and borrowing plans applicable to the year in question; (iii) Immunex's five-year product development and facility plans; and
(iv) amendment of the Governance Agreement or provisions of Immunex's Articles of Incorporation or Bylaws implementing the provisions of the Governance Agreement.

    The approval of six directors, which six directors must include each of the Independent Directors, will be required to approve and authorize the termination of any Senior Officer.

    SUBSCRIPTION RIGHTS OF AMERICAN HOME PRODUCTS

    So long as AHP has the right to designate at least one Investor Director, prior to any issuance of securities by Immunex, AHP must be offered the right to purchase a pro rata share of such new securities. The foregoing right does not apply, however, to securities issued upon exercise of outstanding options or warrants and to certain other issuances specified in the Governance Agreement.

    So long as AHP has the right to designate at least one Investor Director, AHP has the option to purchase from Immunex on a quarterly basis additional shares of Common Stock or other voting stock of Immunex to the extent necessary to permit AHP to maintain the percentage of shares of Common Stock or other voting stock of Immunex, as the case may be, owned by AHP and its affiliates as of the immediately preceding quarter. The per share purchase price of such shares of Common Stock or other voting stock of Immunex, as the case may be, will be equal to the fair market value of such shares on the date of AHP's purchase.

    STANDSTILL PROVISIONS

    AHP has agreed, until June 1, 1998 (the "Standstill Period"), subject to certain exceptions, not to directly or indirectly purchase or otherwise acquire, or propose or offer to purchase or otherwise acquire, any equity securities of Immunex, whether by tender offer, market purchase, private negotiated purchase, Business Combination (as defined in the Governance Agreement and described below) or otherwise if, immediately after such purchase or acquisition, AHP's beneficial interest in Immunex would exceed 53.5% on a fully diluted basis.

    The prohibitions on AHP's acquisition of equity securities of Immunex do not apply during any period in which AHP or any of its affiliates beneficially owns, in the aggregate, less than 5% of the then-outstanding shares of Common Stock (assuming exercise or conversion of any rights, options or warrants to purchase Common Stock held by AHP and its affiliates, but assuming no other exercise or conversion of outstanding rights, options or warrants to purchase Common Stock). In addition, such prohibitions do not apply with respect to any of the following: (i) any Permitted Acquisition Transaction (as defined in the Governance Agreement and described below) that is disclosed to the Board of Directors promptly after the decision has been made to propose such transaction;
(ii) any issuance of securities pursuant to AHP's subscription rights set forth in the Governance Agreement; (iii) open-market purchases made by AHP from time to time of equity securities of Immunex if (a) immediately after any such market purchases, AHP's beneficial interest in Immunex would not exceed 70% and (b) AHP's intention to make such market purchases is disclosed to the Board of Directors and shareholders of Immunex at least two trading days prior to any such purchases and such purchases are completed within 30 days of such notice; and (iv) any cash tender offer by AHP or any affiliate of AHP if, immediately after such tender offer, AHP's beneficial interest in Immunex would not exceed 70%.

    AHP has agreed that, during the Standstill Period, it will not, and will not permit its subsidiaries to: (i) after submitting a definitive proposal for a Permitted Acquisition Transaction to the Board of Directors, make any public announcement with respect to such transaction without the prior approval of the Board of Directors, except as required by law; (ii) make or participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission (the "Commission")) to vote or seek to advise, encourage or influence any person or entity with respect to the voting of any shares of capital stock of Immunex; or (iii) deposit any shares of Common Stock into a voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of such securities or form, join or in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any shares of Common Stock.

    A "Permitted Acquisition Transaction," as defined in the Governance Agreement, means either (i) a cash tender offer for all outstanding Common Stock that is conditioned upon approval by at least a majority of the shareholders of Immunex other than AHP and its affiliates (the "Unaffiliated Shareholders") or
(ii) a Business Combination that is conditioned upon approval by at least a majority of the Unaffiliated Shareholders, and that satisfies all the following conditions: (a) the Board of Directors receives an opinion from a nationally recognized independent investment banking firm selected by the Board of Directors (excluding the Investor Directors) that the price and other financial terms of the transaction are fair from a financial point of view to the Unaffiliated Shareholders; (b) the Board of Directors, in accordance with the
Governance   Agreement,  concludes  that  the  price  and  other  terms  of  the transaction are fair to and in the best interests of the Unaffiliated Shareholders and recommends that the Unaffiliated Shareholders accept the tender offer or otherwise approve the transaction; and (c) neither such investment banking firm's opinion nor such recommendation of the

Board of Directors is withdrawn prior to the consummation of the transaction. In addition, a merger following the consummation of a tender offer described in clause (i) of this paragraph that offers the same consideration as such tender offer is deemed to be a Permitted Acquisition Transaction.

    The term "Business Combination," as defined in the Governance Agreement, means any one of the following transactions: (i) any merger or consolidation of Immunex or any subsidiary of Immunex with (a) AHP or (b) any corporation (other than Immunex) which is, or after such merger or consolidation would be, an affiliate or associate of AHP; (ii) any tender or exchange offer by AHP or any affiliate or associate of AHP for any equity securities of Immunex or any of its subsidiaries; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition by Immunex (in one transaction or a series of transactions) to or with AHP or any affiliate or associate of AHP (other than Immunex) of more than 10% of the fair market value of the total assets of Immunex and its subsidiaries; (iv) the issuance, exchange or transfer, other than pursuant to AHP's subscription rights under the Governance Agreement, by Immunex or any of its subsidiaries (in one transaction or a series of transactions) of any securities of Immunex or any subsidiary thereof to AHP or any affiliate or associate of AHP (other than Immunex) in exchange for cash, securities or other consideration (or a combination thereof) having an aggregate fair market value equal to or in excess of 10% of the fair market value of the total assets of Immunex and its subsidiaries; (v) the adoption of any plan or proposal for the liquidation or dissolution of Immunex proposed by or on behalf of AHP or any affiliate or associate of AHP (other than Immunex); or (vi) any reclassification of securities (including any reverse stock split), recapitalization of Immunex, any merger or consolidation of Immunex with any subsidiary thereof, or any other transaction to which Immunex is a party (whether or not with or into or otherwise involving AHP or any affiliate or associate of AHP) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Immunex or any subsidiary thereof which is directly or indirectly owned by AHP or any affiliate or associate of AHP (other than Immunex).

    MATERIAL TRANSACTIONS WITH AMERICAN HOME PRODUCTS

    Immunex may not enter into any contract, agreement or transaction with AHP or any of its affiliates that is material to Immunex's business, taken as a whole, unless two-thirds of the members of the Board of Directors, excluding the Investor Directors and including at least two Independent Directors, approve such contract, agreement or transaction.

    TRANSFER OF IMMUNEX COMMON STOCK BY AMERICAN HOME PRODUCTS

    AHP has agreed that, during the Standstill Period, it will not, and will not permit any entity that is directly or indirectly wholly owned by AHP to, transfer any shares of Common Stock, except (i) pursuant to a registered underwritten public offering in accordance with the registration rights provisions of the Governance Agreement, (ii) in accordance with the volume and manner of sale limitations of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or (iii) to any wholly owned subsidiary of AHP. During the Standstill Period, AHP may not transfer any interest in any Common Stock to any purchaser or group (within the meaning of Section 13(d)(3) of the Exchange Act) of purchasers if, after giving effect to such sale, such purchaser or group of purchasers would, to AHP's knowledge, own, or have the right to acquire, 5% or more of the then-outstanding shares of Common Stock. Other than through a block trade in an underwritten offering, AHP may not, directly or through any of its subsidiaries, transfer any interest in shares of Common Stock in excess of 1% per day of the then-outstanding shares of Common Stock.

    Notwithstanding the foregoing paragraph, after June 1, 1996, AHP and its wholly owned subsidiaries may transfer (an "Acquisition Sale") all (but not less than all) the shares of Common Stock beneficially owned by them to any other person other than an affiliate of AHP, provided that such other person has offered to acquire all outstanding shares of Common Stock on the same terms and conditions as such Acquisition Sale. In addition, if AHP intends to engage in an Acquisition Sale it is required to notify Immunex of such intent and, for three months subsequent to such notice, Immunex will have the opportunity to present to AHP a potential buyer willing to purchase all (but not less than all) the shares of Common Stock beneficially owned by AHP and its wholly owned subsidiaries. In the event that a potential buyer is presented, AHP may not consummate an Acquisition Sale on terms less favorable to AHP than those proposed by such potential buyer.

    During the Standstill Period, AHP may not sell, transfer or otherwise dispose of any of the capital stock of any wholly owned subsidiary of AHP that owns Common Stock, except to another wholly owned subsidiary of AHP.

    REGISTRATION RIGHTS

    The holders of at least 25% of the Registrable Securities (as defined in the Governance Agreement) (the "Initiating Holders") may request that Immunex file a registration statement under the Securities Act covering the registration of any or all Registrable Securities held by such Initiating Holders. Immunex will not be obligated to effect more than two such registrations. The Governance Agreement, however, does not limit the number of registrations on Form S-3 that may be requested and obtained if Immunex is eligible to use Form S-3, provided that the estimated aggregate offering price to the public exceeds $25 million and the other provisions of the Governance Agreement are satisfied.

    Subject to certain conditions, if Immunex proposes to file a registration statement under the Securities Act on any form (other than on Form S-4 or S-8) that also would permit the registration of Registrable Securities, and such filing is to be on behalf of Immunex or selling holders of its securities for the general registration of shares of Common Stock for cash, Immunex must give notice thereof to the holders of the registration rights and permit such holders to include Registrable Securities in the registration.

    AHP's registration rights are subject to certain conditions set forth in the Governance Agreement. In addition, the Governance Agreement sets forth specific procedures relating to such registration rights and detailed obligations of the parties with respect thereto. All expenses incident to the performance by Immunex of its obligations with respect to the registration of AHP's shares of Common Stock will be borne by Immunex, except that the Initiating Holders will pay all expenses incident to the second registration. In addition, the holders of Registrable Securities will bear and pay the underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to the Governance Agreement, as well as related counsel fees. Immunex and the holders of Registrable Securities each have agreed to indemnify the other, in certain instances, with respect to liabilities incurred in connection with such registrations.

    GUARANTY PAYMENTS BY AMERICAN HOME PRODUCTS

    Until December 31, 1997, AHP has agreed to make certain payments to Immunex if revenues from products of the Lederle Oncology Business and certain other products of Immunex do not achieve certain annual targets. The targets for 1995 through 1997 are listed below as "Target Revenue." Payments are required for any calendar year in which Target Revenue exceeds the "Actual Revenue," i.e., the sum of Immunex's net sales of Cyanamid Oncology Products, New Oncology Products and Additional Products plus certain other revenues related to Additional Products (as such terms are described below).

    The payment for any year in which Target Revenue is not realized equals (i) the amount by which Target Revenue for the calendar year exceeded Actual Revenue for such year (a "Revenue Shortfall") reduced by (ii) the total of the following costs for such year ("Avoided Costs"): (a) variable manufacturing costs (including packaging and similar costs); (b) variable distribution costs; (c) commissions; (d) royalties and similar fees paid to third parties; and (e) all costs for advertising, promotion, marketing, distribution or selling of any Product (as described below) that were contemplated in the Annual Operating Plan for such year and that were not incurred because any approval required for such Product or any new label indication therefor was not received by the date contemplated by such Annual Operating Plan ("Avoided Introductory Costs"). Notwithstanding the foregoing, the Revenue

Shortfall may not exceed the difference between the Target Revenue and the Base Revenue set forth below and AHP's payment obligation may not exceed the amounts set forth below as "AHP's Maximum Obligation." Immunex recorded a receivable from AHP of $45,288,000 for the Revenue Shortfall for 1995. AHP paid this amount on March 7 1996.

                                                           1996    1997
                                                          ------  ------
                                                          (IN MILLIONS)
        Target Revenue..................................  $190.5  $216.5
        Base Revenue....................................   103.0   122.7
        Maximum Revenue Shortfall.......................    87.5    93.8
        AHP's Maximum Obligation........................    56.0    60.0

    For purposes of calculating AHP's payment obligations, Avoided Costs may not exceed 15% of any Revenue Shortfall in 1995 and 20% of any Revenue Shortfall in each of 1996 and 1997; provided, however, that in the event total Avoided Costs exceed such ceilings, AHP may reduce its Revenue Shortfall obligation by the amount of such excess that constitutes Avoided Introductory Costs. AHP may reduce its Revenue Shortfall obligation for 1997 by any amount by which Actual Revenue exceeded Target Revenue in any prior calendar year.

    Subject to certain conditions, AHP may discharge its Revenue Shortfall obligation otherwise than by payment of the applicable cash amount under the Governance Agreement if such alternative consideration provides Immunex with equivalent value.

    The term "Cyanamid Oncology Products" is defined in the Governance Agreement to mean NOVANTRONE mitoxantrone, methotrexate injectable, leucovorin calcium, thiotepa, AMICAR aminocaproic acid, LEVOPROME methotrimeprazine and Cyanamid's generic anticancer products that are the subject of filings seeking regulatory approval. The term "New Oncology Products" means all oncology products useful (to the extent useful) in the diagnosis or treatment of cancerous or precancerous, transitional or neoplastic diseases or conditions in humans resulting from research conducted by AHP, the Company, or research jointly sponsored by AHP and the Company, or any such product with respect to which AHP or the Company (except for any such product that is acquired solely through the Company's own efforts) is the licensee or distributor (to the extent of such license or distribution rights) or is otherwise subsequently acquired by AHP or the Company, including, without limitation: (i) cytotoxics (including photosensitizers) and cytokine modulators; (ii) small molecule hematopoietic stimulators; (iii) cytokines and cytokine receptors; (iv) MDR reversal agents;
(v) anti-tumor monoclonal antibody conjugates; (vi) RAS pathway antagonists; and
(vii) receptors other than TNFR. New Oncology Products will exclude such products to the extent that the Company or AHP cannot grant license rights to the other due to preexisting agreements entered into prior to December 15, 1992. Should either party, however, have those rights returned to it, such product will immediately become a New Oncology Product. For purposes of determining Actual Revenues only, New Oncology Products will exclude any product of Immunex that was marketed, clinically tested or in preclinical testing as of the Effective Time. The term "Additional Products" is defined in the Governance Agreement to mean such additional products designated (on an annual basis) by AHP, with the concurrence of the Board of Directors, that are not Cyanamid Oncology Products, New Oncology Products or Copromoted Products from which sales or corporation revenues are to be included in Immunex's consolidated income statements by reason of the fact that the Annual Operating Plan of Immunex forecasts a Revenue Shortfall in respect of Cyanamid Oncology Products, New Oncology Products and Copromoted Products. The term "Products" is defined in the Governance Agreement to mean, in the aggregate, Cyanamid Oncology Products, New Oncology Products and Additional Products.

    TERMINATION

    The Governance Agreement will terminate at the earlier of (i) such time as AHP and its affiliates beneficially own 95% of all classes and series of Common Stock and (ii) such time as AHP and its affiliates no longer own any such shares.

RESEARCH AND DEVELOPMENT AGREEMENT

    In connection with the Merger, Cyanamid and Immunex entered into a Research and Development Agreement (the "Research and Development Agreement") under which, among other things, the parties collaborate in the research and development and commercialization of New Oncology Products. Cyanamid and Immunex formed a Collaboration Committee, which is responsible for planning, supervising and coordinating the collaborative development and commercialization of New Oncology Products. During the years 1993 through 1997, Immunex agreed to contribute certain amounts in support of Cyanamid's oncology research and development programs, within certain limits. During 1995, Immunex contributed $15,800,000. Pursuant to the Research and Development Agreement, Immunex is forecasted to pay the amounts shown below as Immunex Contribution during the years 1996 through 1997. To the extent that actual Cyanamid oncology research and development expenses for any year exceed the Total Oncology Research and Development Budget Amount forecasted to be paid as shown below, Immunex will also pay 50% of such excess, provided that any such excess greater than 3% of the Total Oncology Research and Development Budget Amount shown below is approved by the Board of Directors.

                                                            1996           1997
                                                            -----          -----
                                                               (IN MILLIONS)
        Total Oncology Research and Development Budget
         Amount...........................................  $69.6          $76.6
        Immunex Contribution..............................   26.1           38.3

    The Research and Development Agreement provides that Immunex will contribute 50% of the funding budgeted for Cyanamid's oncology discovery research program after 1997. Immunex and AHP each will bear development costs relating to each New Oncology Product to the extent such costs relate to approval to sell such product in the United States, its territories and possessions and Canada, in the case of Immunex (the "Immunex Territory"), or in all other countries of the world, in the case of Cyanamid (the "Cyanamid Territory").

    Cyanamid granted to Immunex a royalty-free exclusive license under all patents and technology owned or controlled by Cyanamid relating to New Oncology Products to make, have made, use and sell all New Oncology Products in the Immunex Territory, subject to Cyanamid's retained right to make, have made and use New Oncology Products in the Immunex Territory. In addition, Cyanamid and Immunex each granted to the other a royalty-free exclusive license to their respective portions of any jointly owned technology to make, have made, use and sell such technology in the Cyanamid Territory or the Immunex Territory, as the case may be. Immunex and Cyanamid agreed to cooperate in preparing, filing, maintaining and defending all such patents and in protecting all such technology, in each case relating to the New Oncology Products. In the event that a New Oncology Product is to be manufactured by Cyanamid for Immunex or by Immunex for Cyanamid, the manufacturing party will supply the reasonable clinical and commercial requirements of the other party for such product under a supply agreement to be entered into by Immunex and AHP, at a cost that will reimburse the manufacturing party for its manufacturing and (within certain limits) process development costs (including an allocation for general and administrative costs) allocable to such product, plus, with respect to commercial requirements, a reasonable profit. To the extent Immunex develops products or technology other than New Oncology Products and determines not to market such products or technology itself, Immunex will offer to AHP exclusive marketing rights to any such products or technology before offering any marketing rights to third parties.

    If AHP were to own less than 50% of the Common Stock, AHP would have the right to terminate the Research and Development Agreement on 60 days' notice.

ONCOLOGY PRODUCT LICENSE AGREEMENT

    In connection with the Merger, Cyanamid and Immunex entered into an Oncology Product License Agreement under which Immunex granted to Cyanamid and certain of its subsidiaries an exclusive license under the patents and know-how acquired by Immunex to make, have made and use Contributed Lederle Products other than Distributed Products (the "Assigned Products"), thereby permitting Cyanamid to manufacture the Assigned Products in the Immunex Territory for supply to Immunex and for ultimate sale by Cyanamid and its sublicensees in the Cyanamid Territory. AHP pays to Immunex a royalty equal to 5% of the net sales by AHP of the Assigned Products manufactured in the Immunex Territory and sold in the Cyanamid Territory. Immunex and AHP have agreed to cooperate in preparing, filing, maintaining and defending all patents, and in protecting all technology, relating to Assigned Products. Immunex recognized revenue under this agreement of $2,546,000 during 1995.

IMMUNEX NEW ONCOLOGY PRODUCT LICENSE AGREEMENT

    Cyanamid and Immunex entered into an Immunex New Oncology Product License Agreement under which Immunex granted to Cyanamid a co-exclusive license to make, have made, use and sell in the Cyanamid Territory New Oncology Products resulting from the research and development efforts of Immunex ("Immunex New Oncology Products"). AHP pays to Immunex a royalty equal to 5% of the net sales of Immunex New Oncology Products in the Cyanamid Territory by AHP. Immunex and AHP cooperate in preparing, filing, maintaining and defending all patents, and in protecting all technology, in each case relating to the Immunex New Oncology Products covered by the Immunex New Oncology Product License Agreement. In the event that an Immunex New Oncology Product is to be manufactured by Immunex for AHP or by AHP for Immunex, the manufacturing party has agreed to supply the reasonable clinical and commercial requirements of the other party for such product under a supply agreement to be entered into by Immunex and AHP, at a price that will reimburse the manufacturing party for its manufacturing and process development costs (including an allocation for general and administrative costs) allocable to such product, plus, with respect to commercial requirements, a reasonable profit. Immunex recognized revenue under this agreement of $651,000 during 1995.

TRADEMARK LICENSE AGREEMENT

    Cyanamid and Immunex entered into a United States Trademark License Agreement under which Cyanamid granted to Immunex an exclusive license in the United States to use certain trademarks in connection with the marketing, distribution and sale of the Cyanamid Oncology Products in the Immunex Territory. In consideration for the grant of such license, Immunex agreed to pay AHP a royalty equal to 2% of the net sales by Immunex of products in the Immunex Territory that are sold using the trademarks. The royalties incurred by Immunex during 1995 totaled $267,000.

SUPPLY AGREEMENT, TOLL MANUFACTURING AGREEMENT AND METHOTREXATE DISTRIBUTORSHIP AGREEMENT

    In connection with the Merger, Cyanamid and Immunex entered into a Supply Agreement, under which Cyanamid agreed to supply the reasonable commercial requirements of Immunex, subject to specific maximum quantities, for AMICAR aminocaproic acid, oral formulations of leucovorin calcium (currently marketed forms only) and thiotepa (currently marketed forms only) at a price equal to 125% of Cyanamid's manufacturing costs (including reasonable overhead charges and certain other costs) for such products. In addition, Lederle Parenterals, Inc. ("LPI"), a subsidiary of Cyanamid that operates a pharmaceutical manufacturing facility in Carolina, Puerto Rico, and Immunex Carolina Corporation ("ICC"), a subsidiary of Immunex that manufactured pharmaceuticals in Puerto Rico in 1994, entered into a Toll Manufacturing Agreement under which LPI toll converts raw materials provided by ICC into injectable formulations of NOVANTRONE mitoxantrone, leucovorin calcium, AMICAR aminocaproic acid and LEVOPROME methotrimeprazine at a price equal to 125% of LPI's costs relating to such toll conversion. ICC was dissolved in December 1994 and its rights under the Supply Agreement were assigned to Immunex. LPI and Immunex also entered into a Methotrexate Distributorship Agreement whereby LPI supplies methotrexate to Immunex at prices that are adjusted annually. Immunex and ICC purchased inventory at a cost of $9,536,000 from AHP and LPI under these agreements during 1995.

SERVICES AGREEMENT

    Cyanamid and Immunex entered into a United States Services Agreement (the "Services Agreement") under which Cyanamid may provide certain medical support, government sales, sales, education, pricing and contract administration, market research, industry affairs, advertising and sales promotion, warehousing, distribution, credit and collections, legal and merger transition services to Immunex. As Immunex progressively assumes responsibility for such services, Immunex will have the right to terminate its obligations under the Services Agreement, on a function-by-function basis, on 12 months' notice to AHP. Immunex incurred costs totaling $968,000 under the terms of the Services Agreement during 1995.

DISTRIBUTORSHIP AGREEMENT FOR CANADA

    Cyanamid Canada, Inc. ("Cyanamid Canada") and Immunex entered into a distributorship agreement under which Immunex appointed Cyanamid Canada as its distributor in Canada for certain products. Immunex agreed to supply the products to Cyanamid Canada at established prices that are subject to annual adjustment. Immunex sold $1,631,000 of inventory to Cyanamid Canada during 1995.

LOAN AGREEMENT

    Immunex and Cyanamid Agricultural de Puerto Rico, Inc. ("CAPRI"), a Cyanamid subsidiary, entered into a Loan Agreement in September 1993 (as amended, the "Loan Agreement"). Pursuant to the Loan Agreement, CAPRI agreed to lend Immunex up to the lesser of $50 million and 110% of the amount receivable by Immunex from AHP under the revenue guaranty for working capital purposes on a revolving credit basis. Interest accrues on outstanding balances at LIBOR plus 1% and is payable on maturity of individual borrowings. Unless extended by mutual agreement, the Loan Agreement expires on March 31, 1996. As of December 31, 1994, Immunex had borrowed $34 million under the Loan Agreement. This amount was repaid in March 1995, and no additional borrowings have been made.

TAXANE AGREEMENT

    In 1994, Cyanamid and Immunex entered into a Taxane Agreement, pursuant to which Immunex agreed to purchase bulk paclitaxel from Cyanamid that is supplied to Cyanamid by Hauser Chemical Research, Inc. The bulk is being purchased for use in developing paclitaxel products for marketing in the United States and Canada. Immunex also agreed to share with Cyanamid certain costs of formulation development, clinical studies, and research and development of new taxane derivatives. In 1995, Immunex paid AHP $2,434,000 under the Taxane Agreement.

TACE AGREEMENT

    In December 1995, Immunex and AHP entered into a License Agreement and a Research Collaboration, Development and License Agreement relating to tumor necrosis factor converting enzyme ("TACE Agreements"). Pursuant to the TACE Agreements, Immunex granted AHP a worldwide exclusive license under Immunex intellectual property relating to TACE, and agreed to collaborate with AHP in developing TACE inhibitors, in consideration of certain fixed payments for research services, and contingent additional payments that are payable upon achievement of specified research and clinical milestone events. In 1995, Immunex recognized $2,000,000 in revenue under the TACE Agreements.

                               EXECUTIVE OFFICERS

    The following individuals are executive officers of the Company who will serve in the capacities noted until April 25, 1996, or until the election and qualification of their successors. Each officer named below is expected to be reelected at the Company's Board of Directors meeting to be held on April 25, 1996.

                                                                                   OFFICER
         NAME           AGE         POSITIONS AND OFFICES WITH THE COMPANY          SINCE
----------------------  ---   ---------------------------------------------------  -------
Edward V. Fritzky       45    Chief Executive Officer                               1994
Michael L. Kranda       42    President; Chief Operating Officer                    1988
Scott G. Hallquist      42    Senior Vice President; General Counsel; Secretary     1987
Peggy V. Phillips       42    Senior Vice President, Pharmaceutical Development     1995
Douglas G. Southern     53    Senior Vice President; Chief Financial Officer;       1991
                               Treasurer
Leonard R. Stevens      46    Senior Vice President, Strategic and New Product      1993
                               Planning
Douglas E. Williams     37    Senior Vice President, Discovery Research             1995

    For the biographical summaries of Messrs. Fritzky and Kranda and Dr. Williams, see "Election of Directors."

    Mr. Hallquist has been employed by the Company since June 1986, initially as Director, Legal Affairs. He was elected to serve as Secretary in May 1987 and as Vice President and General Counsel in January 1989. Mr. Hallquist was elected Senior Vice President in October 1990, retaining the offices of General Counsel and Secretary. Prior to joining the Company, he was employed by E.I. du Pont de Nemours and Company as patent counsel. Mr. Hallquist is a director of Qual-Med Washington Health Plan, Inc., a health maintenance organization and subsidiary of Health Systems International, Inc. Mr. Hallquist received an M.B.A. and a J.D. from the University of North Carolina in 1981.

    Ms. Phillips joined the Company in 1986, was named Senior Vice President, Pharmaceutical Development in September 1994, and was elected an executive officer of the Company in February 1995. From 1991 until its dissolution in January 1995, Ms. Phillips had served as Senior Vice President and Chief Operating Officer of IRDCO, the Company's wholly owned research and development corporation. Ms. Phillips received an M.S. in microbiology from the University of Idaho.

    Mr. Southern has been Senior Vice President, Chief Financial Officer and Treasurer of the Company since January 1991. Prior to joining the Company, Mr. Southern was employed as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Pay 'N Pak Stores, Inc. ("Pay 'N Pak"), a retail firm headquartered in Seattle, Washington. Mr. Southern resigned from Pay 'N Pak in June 1990. Pay 'N Pak filed for protection under Chapter 11 of the Federal Bankruptcy Code on September 21, 1991.

    Mr. Stevens joined the Company in July 1993 as Senior Vice President, Strategic and New Product Planning, and was elected an executive officer in 1994. Mr. Stevens had been employed by Lederle Laboratories since December 1989, where he served in several capacities, including Director of Medical Education and Programs, Director of Professional Education and Director of Oncology Marketing, prior to being appointed as Vice President and General Manager of Oncology in June 1992. Mr. Stevens received an M.B.A. from the University of Pittsburgh in 1977.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

    The following table sets forth certain information as to (i) the Company's Chief Executive Officer and (ii) the Company's four other most highly compensated executive officers for services rendered in all capacities for the Company during the fiscal years ended December 31, 1993, 1994 and 1995 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                           ANNUAL COMPENSATION              ------------
                                                -----------------------------------------      SHARES
                                                                           OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR  SALARY ($)   BONUS ($)   COMPENSATION ($)   OPTIONS (#)    COMPENSATION (1)
----------------------------------------  ----  ----------   ---------   ----------------   ------------   ----------------
Edward V. Fritzky.......................  1995    $375,000    $175,782        --                2,500          $ 19,245
  Chief Executive Officer                 1994    $306,674    $ 79,219       $154,882         125,000          $368,601
Michael L. Kranda.......................  1995    $301,752    $141,443        --               22,500          $ 19,843
  President; Chief Operating              1994    $288,768    $ 75,797        --                    0          $ 19,325
  Officer                                 1993    $275,016    $ 88,000        --               40,000          $ 13,866
Scott G. Hallquist......................  1995    $248,063    $116,280        --               22,500          $ 16,644
  Senior Vice President;                  1994    $236,250    $ 67,922        --                    0          $ 17,258
  General Counsel; Secretary              1993    $225,000    $101,250        --               40,000          $ 11,609
Douglas G. Southern.....................  1995    $190,095    $ 94,219        --               17,500          $ 10,222
  Senior Vice President; Chief            1994    $155,820    $ 44,798        --                    0          $  9,638
  Financial Officer; Treasurer            1993    $148,400    $ 43,778        --               30,000          $  3,550
Douglas E. Williams.....................  1995    $186,404    $ 93,750        --                6,000          $  7,646
  Senior Vice President,                  1994    $131,250    $ 34,500        --               10,000          $  5,729
  Discovery Research                      1993    $107,000    $ 26,216        --                9,000          $  4,606

------------------------
(1) Consists of matching contributions to a 401(k) savings plan of $18,169, $18,877, $15,799, $9,563 and $6,994, payment of excess life insurance premiums of $563, $453, $374, $301 and $300, and payment of long-term disability premiums of $513, $513, $471, $358 and $352 for Messrs. Fritzky, Kranda, Hallquist and Southern and Dr. Williams, respectively, in 1995.

    OPTION GRANTS

    The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1995 to the Company's Chief Executive Officer and the other named executive officers.

                       OPTION GRANTS IN 1995 FISCAL YEAR

                                                                                                          POTENTIAL
                                                              INDIVIDUAL GRANTS                        REALIZABLE VALUE
                                          ---------------------------------------------------------   AT ASSUMED ANNUAL
                                           NUMBER OF     PERCENT OF                                     RATES OF STOCK
                                            SHARES      TOTAL OPTIONS                                 PRICE APPRECIATION
                                          UNDERLYING     GRANTED TO                                   FOR OPTION TERM(3)
                                            OPTIONS     EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   ------------------
NAME                                      GRANTED (#)    FISCAL YEAR    ($/SHARE) (1)     DATE (2)       5%       10%
----------------------------------------  -----------   -------------   --------------   ----------   --------  --------
Edward V. Fritzky.......................     2,500            1%            $15.00        2/02/05     $ 23,584  $ 59,765
Michael L. Kranda.......................     2,500            5%            $15.00        2/02/05     $ 23,584  $ 59,765
                                            20,000                          $15.00        2/02/05     $188,668  $478,123
Scott G. Hallquist......................     2,500            5%            $15.00        2/02/05     $ 23,584  $ 59,765
                                            20,000                          $15.00        2/02/05     $188,668  $478,123
Douglas G. Southern.....................     2,500            4%            $15.00        2/02/05     $ 23,584  $ 59,765
                                            15,000                          $15.00        2/02/05     $141,501  $358,592
Douglas E. Williams.....................     1,500            1%            $15.00        2/02/05     $ 14,150  $ 35,859
                                             4,500                          $15.00        2/02/05     $ 42,450  $107,578

------------------------
(1) The exercise price of the options is equal to the fair market value of the underlying Common Stock on the date of grant.

(2) Each of Messrs. Kranda, Hallquist and Southern and Dr. Williams received two grants of employee stock options on February 2, 1995. The first grant was made pursuant to the Company's long-term incentive compensation plan and represents the smaller of the two grants indicated in the table. These options vest on a five-year schedule, becoming fully exercisable on February 2, 2000, provided the holder remains employed by the Company. The second and larger grant indicated in the table for each of the foregoing named officers represents Retention Options, which vest on a three-year schedule, becoming fully exercisable on February 2, 1998, provided the holder remains employed by the Company.

(3) Future value of current year grants assuming appreciation of 5% and 10% per year over the 10-year option period. The actual value realized may be greater or less than the potential realizable values set forth in the table.

    OPTION EXERCISES AND YEAR-END VALUES

    The following table sets forth certain information as of December 31, 1995 regarding options held by the Company's Chief Executive Officer and the other named executive officers. None of such officers exercised any options during the fiscal year ended December 31, 1995.

                         FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                               OPTIONS AT FISCAL         IN-THE- MONEY OPTIONS AT
                                                 YEAR-END (#)              FISCAL YEAR-END ($)
                                          ---------------------------   --------------------------
NAME                                      EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
----------------------------------------  -----------   -------------   ----------   -------------
Edward V. Fritzky.......................    25,000         102,500       $27,500       $113,750
Michael L. Kranda.......................    16,000          46,500             0       $ 33,750
Scott G. Hallquist......................    16,000          46,500             0       $ 33,750
Douglas G. Southern.....................    12,000          35,500             0       $ 26,250
Douglas E. Williams.....................     5,600          19,400       $ 5,500       $ 31,000

    EMPLOYMENT AGREEMENTS

    In November 1995, Immunex entered into new Employment Agreements with each of Messrs. Fritzky, Kranda, Hallquist, Southern and Stevens, Ms. Phillips and Dr. Williams. These agreements, which were approved by the Board of Directors following the November 2, 1995 offer by AHP to acquire all of the shares of the Company not owned by it, are intended to motivate and retain the Company's officers during and after any transaction involving a change of control of the Company. The Employment Agreements with Messrs. Fritzky, Hallquist and Kranda, which replaced existing agreements, are effective for a term of three years. The agreements with the other officers become effective only if an acquisition of Immunex by AHP or a third party is completed prior to December 31, 1996. Each Employment Agreement provides that the executive's position, authority, duties and responsibilities will be maintained at levels at least commensurate with the levels enjoyed by the employee as of its effective date, and that the executive's salary, bonus and benefits will be continued through the term of the agreement. If the employment of the executive is terminated by the Company without Cause or by the executive for Good Reason (each as defined in the Employment Agreement), the executive will be entitled to receive his or her base salary, annual incentive bonus, continued participation in the Company's medical, dental and insurance programs, and certain other benefits until the second anniversary of the date the executive's employment with the Company is terminated.

       REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE AND
                 THE STOCK OPTION PLAN ADMINISTRATION COMMITTEE

    The Company's compensation policy as established by its Board of Directors is intended to provide competitive compensation to all employees, giving consideration to the relative contribution and performance of each employee on an individual basis. It is the Company's policy to compensate its executive officers at levels consistent with industry norms, primarily in the form of base salary, together with incentive bonuses. In addition, it is the Company's policy of granting stock options to each of its executive officers based on individual and Company performance and in amounts consistent with industry norms, so as to align their interests with shareholder value. The biotechnology industry is extremely competitive with respect to recruitment and retention of qualified personnel; accordingly, the Company's management employs independently published surveys of biotechnology industry compensation levels to ensure that the Company's compensation practices are comparable to other biotechnology companies. This enables Immunex to attract and retain key employees.

    Determining the compensation levels of the Company's executive officers is the responsibility of the Board of Directors, through its Compensation Committee, which has overall responsibility for the Company's compensation policies for senior management, and its Stock Option Plan Administration Committee, which is responsible for administering the Company's stock option plans. The Compensation Committee makes recommendations to the Board of Directors as to the salaries of, and incentive bonuses awarded to, the Company's Chief Executive Officer and other executive officers. The Stock Option Plan Administration Committee determines the number and terms of options granted to the Company's Chief Executive Officer, other executive officers and all other employees.

    Executive compensation consists of three major components: base salary, annual incentive bonus and stock options. Base salaries of the Chief Executive Officer and other executive officers are subjectively determined, based on annual surveys of similar positions at other biotechnology companies (described below as the Comparison Group), together with assessments of individual performance and the Company's achievement of predetermined operating goals that are established annually by the Board of Directors (the goals for 1995 are described below). The Compensation Committee does not assign relative weights to the factors on which base salaries are based. Assessments of individual performance include subjective evaluations of the value of individual executives to the Company. The surveys employed include some, but not all, of the companies included in the Nasdaq Pharmaceutical Index, which is one of the indices used in the Company's performance graph that appears elsewhere in this Proxy Statement.

    The Company's Compensation Committee meets in December of each year to determine the annual salary component of executive compensation to be paid in the following calendar year, and the amount of cash incentive bonus compensation to be awarded executives for performance in the current year. The salaries paid to executives in 1995 were determined by reference to 1994 compensation survey data, adjusted upwards for inflation during the term between July 1994 and December 1994. The survey data considered by the Compensation Committee in determining executive salaries included salary information provided by 47 biotechnology companies having more than 300 employees (the "Comparison Group"), as well as a subgroup of the 18 largest biotechnology companies (the "Comparison Subgroup"). The Compensation Committee believes each of the Comparison Group and the Comparison Subgroup were representative of industry norms in late 1994, and each are weighted approximately equally by the Compensation Committee. The Comparison Subgroup consisted of Amgen, Inc., Biogen, Inc., Genentech, Inc., Chiron Corporation, Centocor, Inc., Genetics Institute, Genzyme Corporation and Synergen Corporation, and biotechnology affiliates or subsidiaries of Baxter Healthcare, Bayer AG, Berlex Biosciences, Boehringer Mannheim, Bristol-Myers Squibb Company, Hoffman-La Roche, Inc., American Home Products Corporation (Lederle Praxis), Novo Nordisk, Scios Nova and Syntex Corporation. In the case of Mr. Fritzky, the Compensation Committee established a base salary for 1995 of $375,000, which represented approximately 76% of average compensation for chief executive officers in the Comparison Subgroup and 101% of the average compensation for chief executive officers in the Comparison Group. The Compensation Committee established 1995 base salaries for the Company's other executive officers ranging from 81% to 119% of the average compensation for executives performing similar functions in companies included in the Comparison Subgroup and 100% to 135% of the average compensation for executives performing similar functions in companies included in the Comparison Group.

    Under the Company's compensation plans, annual incentive bonuses are calculated as a percentage of base salary and are based in part on achievement of corporate operating goals and in part on individual contributions toward achieving such goals. The Chief Executive Officer and each of the other named executive officers are eligible for a team bonus of up to 25% of base salary, based on the achievement of corporate operating goals, and an additional individual bonus of up to 12.5% of base salary based on individual contributions toward achievement of corporate operating goals and subjective evaluation of individual performance. Individual bonuses in excess of 12.5% of base salary have been awarded under circumstances determined by the Compensation Committee to merit special recognition. Corporate operating goals are established at the beginning of each year and approved by the Board of Directors. Achievement of corporate operating goals provides the Compensation Committee and the Board of Directors with a basis for the award of incentive bonuses.

    For 1995, the Board of Directors elected to award Mr. Fritzky and the other named executive officers a team bonus of 125% of the amount for which each officer was eligible (i.e., 125% of 25% of base salary). The Board of Directors' decision took into account that the Company had met or substantially exceeded all but one of its corporate operating goals. These goals (which were not assigned relative weights and are not listed in order of relative importance) were: (i) reduction of operating losses by 50%; (ii) generation of $1.5 million in revenue through contract development and manufacturing services; (iii) approval of THIOPLEX-REGISTERED TRADEMARK- by the Food and Drug Administration (the "FDA"); (iv) approval of a new indication in acute myelogenous leukemia for LEUKINE-REGISTERED TRADEMARK-; (v) approval of LEUKINE for use in patients with chemotherapy-induced neutropenia ("CIN"); (vi) approval of an abbreviated new drug application for etoposide by the FDA; (vii) completion of a PIXY321 pivotal trial accrual goal; (viii) focus of discovery and development efforts in scientifically and commercially relevant areas; (ix) development of an integrated licensing strategy and implementation process; and (x) development of a systematic approach to individual and management development. Although the goal related to approval of LEUKINE for CIN was not achieved, the Compensation Committee took into account that the delay in the LEUKINE approval was attributable to a change in approval standards by the FDA's Biological Response Modifiers Advisory Committee that contravened a prior FDA agreement with the Company. The Compensation Committee's determination of the team bonus and individual bonuses took into account that the Company exceeded by $5 million its goal to reduce operating losses and exceeded by $4.5 million its goal to generate revenue by contract development and manufacturing services. It also considered the discovery and licensing of products and technologies valued at over $50 million in future revenues, the Company's development of promising Phase II data for TNFR-Fc and the Company's progress with respect to three products in the pre-development stage.

    The Board of Directors also elected to award Mr. Fritzky and the other named executive officers individual bonuses of up to 125% of 12.5% of base salary. Thus, each of Mr. Fritzky and the other named executive officers received individual bonuses equal to 15.6% of their 1995 base salaries, in addition to the team bonuses discussed above.

    To qualify compensation for deductibility for federal income tax purposes, it is the Company's policy to meet the requirements for exclusion from the limit on deductions imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), by paying performance-based compensation if possible. With respect to cases in which it is not possible to meet the requirements for exclusion from Section 162(m) of the Code, the Company intends to minimize any award of compensation in excess of the limit.

    Options to purchase shares of Immunex stock were granted to the named executive officers, as well as to other employees, under two programs during 1995. The first option grant was undertaken pursuant to the Company's long-term incentive performance award program, initially implemented in 1993, wherein employees are eligible to receive a grant of stock options dependent upon individual performance and position held. Under this program and in recognition of his contribution to the Company in 1994, Mr. Fritzky received a grant to purchase 2,500 shares of stock; the other named executive officers received grants of between 1,500 and 2,500 shares. No stock options with respect to 1995 have been granted to officers or other employees under the long-term incentive performance award program.

    The second grant of stock options made in 1995 was a special retention and incentive grant intended to replace certain stock options granted in 1993. Following the 1993 merger of Lederle Oncology Corporation and the Company, Immunex employees received grants of stock options at the then current market price of the Company's Common Stock. Following these grants, the market price of Immunex Common Stock declined substantially. As a result, the stock options held by Immunex employees were exercisable only at prices significantly higher than the current market price of the Company's Common Stock. The Company's compensation consultant, Towers Perrin, conducted a comparative study of the Company's compensation practices that indicated the 1993 options did not provide adequate incentives to retain valuable and experienced employees. In performing this study, Towers Perrin relied on data from 31 biotechnology companies participating in their 1994 Biotechnology Long Term Incentive Plan Survey. The participating companies represented those companies in similar areas of research and development which compete with Immunex for the same type of personnel. The Company has experienced increased employee turnover in 1994 and 1995 as experienced employees have been recruited by existing competitors or newly formed biotechnology companies.

    Accordingly, the Board of Directors approved grants of nonqualified stock options ("Retention Options") to holders of options granted in 1993 at exercise prices of $31.50 and $27.25 per share. The Retention Options were granted under the Amended 1993 Stock Option Plan (the "1993 Plan") and provide for the purchase at an exercise price of $15.00 per share of that number of shares of Common Stock of the Company equal to 50% of the options held at an exercise price of $31.50 and $27.25 per share. Each Retention Option is governed by all the terms and conditions of the 1993 Plan except that the Retention Options fully vest over a three-year period, rather than five years.

       COMPENSATION COMMITTEE

       Joseph J. Carr
       Kirby L. Cramer
       John E. Lyons
       Edith W. Martin

       STOCK OPTION PLAN ADMINISTRATION COMMITTEE

       Joseph J. Carr
       Kirby L. Cramer
       Robert A. Essner
       Richard L. Jackson
       John E. Lyons
       Edith W. Martin

                               PERFORMANCE GRAPH
                  COMPARISON OF FIVE-YEAR CUMULATIVE RETURN(1)
   AMONG THE COMPANY, NASDAQ COMPOSITE INDEX AND NASDAQ PHARMACEUTICAL INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             IMMUNEX     NASDAQ COMPOSITE     NASDAQ PHARMACEUTICAL
1990           100.00           100.00                 100.00
1991           165.73           160.56                 265.74
1992           143.36           186.87                 221.14
1993            81.71           214.51                 197.11
1994            74.80           209.69                 148.38
1995            82.97           296.30                 271.03

------------------------
(1) Assumes $100 invested at the close of trading on December 31, 1990 in the Common Stock, in the Nasdaq Composite Index and in the Nasdaq Pharmaceutical Index.

NOTE: Stock price performance shown above for the Common Stock is historical and not necessarily indicative of future price performance.

SECTION 16 REPORTING

    Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for those persons, the Company believes that during 1995 all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with by such persons.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has selected Ernst & Young LLP, certified public accountants, to act as independent auditor of the Company for the fiscal year ending December 31, 1996. Ernst & Young LLP has been auditor of the Company since the Company's inception.

    A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

               DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR
                              1997 ANNUAL MEETING

    Under the Commission's proxy rules, shareholder proposals that meet certain conditions may be included in the Company's Proxy Statement and Proxy for a particular annual meeting. Proposals of shareholders that are intended to be presented by such shareholders at the Company's 1997 Annual Meeting must be received by the Company no later than November 23, 1996 to be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting. Receipt by the Company of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the Company's proxy material because there are other requirements in the proxy rules for such inclusion.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the Proxies will act with respect thereto in accordance with their best judgment.

    Copies of the 1995 Annual Report of the Company are being mailed to shareholders, together with this Proxy Statement, form of Proxy and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from the Secretary of the Company, 51 University Street, Seattle, Washington 98101.

    THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS INCLUDED IN THE COMPANY'S 1995 ANNUAL REPORT TO SHAREHOLDERS.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Scott G. Hallquist
                                          SECRETARY

Seattle, Washington
March 26, 1996

                              IMMUNEX CORPORATION
           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                ANNUAL MEETING OF SHAREHOLDERS--APRIL 25, 1996


    The undersigned hereby appoint(s) Edward V. Fritzky and Michael L. Kranda and each of them as proxies, with full power of substitution, to
P   represent and vote as designated all shares of Common Stock of Immunex
R   Corporation held of record by the undersigned on March 13, 1996 at the
O   Annual Meeting of Shareholders of the Company to be held at the Immunex
X   Manufacturing and Development Center, 21511 23rd Drive Southeast,
Y Bothell, Washington, at 9:00 a.m. on Thursday, April 25, 1996, with authority to vote upon the following matters and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.


              IMPORTANT--PLEASE DATE AND SIGN ON THE OTHER SIDE.


                                                                See Reverse
                                                                   Side

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACES PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR ALL
                              NOMINEES" IN ITEM 1.

                            Please mark your votes as indicated in this example

                                                                          /X/

The Board of Directors recommends a vote "FOR all nominees"  in Item 1.

                                         FOR all          WITHHOLD AUTHORITY
                                         nominees      to vote for all nominees

1. Election of the nine nominees to        / /                  / /
   serve as directors for the ensuing
   year and until their successors are
   elected and qualify: Joseph J.
   Carr, Kirby L. Cramer, Robert A.
   Essner, Edward V. Fritzky, Richard
   L. Jackson, Michael L. Kranda,
   John E. Lyons, Edith W. Martin
   and Douglas E. Williams.

WITHHOLD for the following only* (Write the name of the nominee(s) in the space below.)


____________________________________________________________________________

Unless otherwise directed, all votes will be apportioned equally among these persons for whom authority is given to vote.

Please send me an admittance ticket to the Annual Meeting.   / /

Please sign exactly as your name appears hereon. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

Signature(s) ____________________________________   Date  ____________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, trustee, executor or other fiduciary acting in a representative capacity, please give full title as such.